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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 8, 2005 relating to the financial statements and financial statement schedule of LKQ Corporation (which report expresses an unqualified opinion and includes explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002) appearing in the Registration Statement No. 333-128152 on Form S-1 of LKQ Corporation.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP Chicago, Illinois September 28, 2005

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  Exhibit 23.1